AGREEMENT FOR THE EXCHANGE OF CAPITAL STOCK

This AGREEMENT FOR THE EXCHANGE OF CAPITAL STOCK (this "Agreement"), by and between GOLD ENTERPRISE GROUP (formerly GOLD ENTERTAINMENT GROUP, INC. as a Florida corporation), now a Wyoming corporation ("GEGP"), and MEDIWORX, llc, a Pennsylvania limited liability corporation ("MEDIWORX"), upon the terms and conditions as herein further described. GEGP and MEDIWORX are collectively referred to the "Parties" or as a "Party" herein as context may require.

Recitals

WHEREAS, GEGP and MEDIWORX desire to complete the share exchange through a transaction pursuant to which MEDIWORX will undertake to become a partially owned subsidiary of GEGP; and

WHEREAS, GEGP agrees to provide services to MEDIWORX's shareholders, in exchange for (i) the sum THREE BILLION FIVE HUNDRED THOUSAND (3,500,000,000) Shares of GEGP's Common Stock to MEDIWORX's shareholders or their assignees, for the purchase of TWENTY PERCENT (20%) of MEDIWORXS's Common Shares or equivalent LLC membership interests) ; and (ii) that GEGP's Management shall perform a registration of the Common Stock as supplied to MEDIWORX's shareholders on the terms and subject to the conditions set forth herein (the "Exchange"); and

WHEREAS, GEGP and MEDIWORX agree that the expenses for the execution of this Agreement are to be paid as per EXHIBIT A; and

WHEREAS, The Board of Directors of the Company has unanimously determined that the delay in securing shareholder approval of the exchange contemplated hereby would seriously jeopardize the financial viability of the Company and has expressly approved the reliance by the Company on the exception under the Wyoming Business Corporation Act.

Terms of Agreement

In consideration of the mutual covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I, THE SHARES AND THE EXCHANGE SHARES.

Section 1.1. The Shares. The Shares shall be issued to GEGP and the Exchange Shares shall be issued to MEDIWORX, pursuant to Article II hereof, and as further described herein.

ARTICLE II, SHARE EXCHANGE.

Section 2.1. Share Exchange. Upon the terms and subject to the conditions of this Agreement, GEGP agrees to issue and sell to MEDIWORX, the Exchange Shares, and in exchange for the Shares and the Closing (as defined below).

Section 2.2. Share Exchange Closing.

(a) GEGP will deliver a certificate representing the Exchange Shares and registered in the name of MEDIWORX (and its shareholders), and MEDIWORX will deliver certificate(s) representing the Shares and registered in the name of GEGP. Subject to the satisfaction of the conditions set forth in Article VI, the time and date of such deliveries shall be 4:00 p.m., Eastern Standard Time, on a date and at a place to be specified by the Parties (the "Share Exchange Closing"), which date shall be no later than the day after satisfaction or waiver of the latest to occur of the conditions set forth in Article VI hereof.

(b) The documents to be delivered at the Share Exchange Closing by or on behalf of the Parties hereto pursuant to this Article II and any additional documents requested by MEDIWORX pursuant to Section 9.2, will be delivered at the Share Exchange Closing by digital delivery to the offices of GEGP and acknowledgment by all Parties.

ARTICLE III, CONSIDERATION.

Section 3. Consideration.

Following the Share Exchange Closing, GEGP will undertake the following:

(1) THREE BILLION FIVE HUNDRED THOUSAND (3,500,000,000) Shares of GEGP's Common Stock;

(2) the newly issued Common Shares shall be included in the next registration statement that GEGP files with the SEC;

(3) GEGP to guarantee that the authorized COMMON shares of GEGP are sufficient to accommodate issuance of these shares;

(4) This Agreement is dependent and contingent on the transfer of the SERIES A Preferred shares being transferred in accordance with the SERIES A TRANSFER AGREEMENT (the "SERIES A TRANSFER AGREEMENT"), between IceLounge, Inc the registered owners of all of the SERIES A shares, and the management of MEDIWORKX.

ARTICLE IV, REPRESENTATIONS AND WARRANTIES OF GEGP.

GEGP represents and warrants to MEDIWORX, as of the date hereof that:

Section 4.1. Existence and Power. GEGP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Wyoming. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

Section 4.2. Capitalization. The authorized capital stock GEGP consists of twenty-five billion (25,000,000,000) shares of Common Stock, and six million (6,000,000) shares of Preferred Stock, including SERIES A and B, which, is the total authorized shares of Preferred Stock issued and outstanding. As of the Capitalization Date, there were no outstanding Stock Options nor any outstanding Stock Awards. All of the issued and outstanding shares of Common Stock have been duly authorized, validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

Section 4.3. Authorization. The execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on the part of GEGP, and this Agreement is a valid and binding obligation of GEGP and is enforceable against it in accordance with their terms.

Section 4.4. Board Approvals. The transactions contemplated by this Agreement, including, without limitation, the issuance of the Shares and the compliance with the terms of this Agreement, have been unanimously adopted, approved, and declared advisable unanimously by the Board of Directors of GEGP.

Section 4.5. Valid Issuance of Series A Preferred Stock. The Shares have been duly authorized by all necessary corporate actions. When issued and sold against receipt of the consideration therefor, the Shares will be validly issued, fully paid and non-assessable, will not subject the holders thereof to personal liability, and will not be issued in violation of preemptive rights. The voting rights provided for in the terms of the Shares are validly authorized and shall not be subject to restriction or limitation in any respect.

Section 4.6. Non-Contravention. The execution, delivery, and performance of this Agreement, and the consummation by GEGP of the transactions contemplated hereby, will not conflict with, violate, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the Articles of Incorporation or Bylaws, as amended, respectively, of GEGP or the articles of incorporation, charter, bylaws or other governing instrument of any subsidiary of the GEGP.

Section 4.7. Purchase for Own Account. GEGP is acquiring the Shares for its own account and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission (the "SEC") promulgated thereunder (the "Securities Act"").

Section 4.8. Private Placement. GEGP understands that (i) the Shares have not been registered under the Securities Act or any State Securities Laws, by reason of their issuance by MEDIWORX in a transaction exempt from the registration requirements thereof and (ii) the Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

Section 4.9. Legend. Each certificate representing the Exchange Shares will bear a legend to the following effect unless MEDIWORX determines otherwise in compliance with applicable law:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SHARE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT."

Section 4.10. Later Registration. GEGP understands that the MEDIWORX Shares may, at a later date, be registered or made subject to an exemption from registration by MEDIWORX, under the Securities Act or any State Securities Laws, such that these Shares may later be sold, transferred or disposed of in any manner the Management of GEGP sees fit.

ARTICLE V, REPRESENTATIONS AND WARRANTIES OF MEDIWORX.

MEDIWORX represents and warrants to GEGP as of the date hereof that:

Section 5.1. Existence and Power. MEDIWORX is duly organized and validly existing under the laws of the State of Pennsylvania and has all requisite power and authority to enter into and perform its obligations under this Agreement.

Section 5.2. Authorization. The execution, delivery, and performance of this Agreement has been duly authorized by all necessary action on the part of MEDIWORX, and this Agreement is a valid and binding obligation of MEDIWORX, enforceable against it in accordance with its terms.

Section 5.3. Valid Issuance. The Shares have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor, the Shares will be validly issued, fully paid, and non-assessable, will not subject the holders thereof to personal liability and will not be issued in violation of preemptive rights.

Section 5.4. Non-Contravention. The execution, delivery, and performance of this Agreement will not conflict with, violate, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in, the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, any provision of the organizational or governing documents of MEDIWORX.

Section 5.5. Purchase for Own Account. MEDIWORX is acquiring the Shares for its own account and not with a view to the distribution thereof in violation of the Securities Act.

Section 5.6. Private Placement. MEDIWORX understands that (i) the Shares have not been registered under the Securities Act or any state securities laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

Section 5.7. Legend. Each certificate representing an Exchange Share will bear a legend to the following effect unless the Company determines otherwise in compliance with applicable law:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SHARE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT."

Section 5.8. Later Registration. MEDIWORX undertakes that these Shares will be, at a later date, be registered or made subject to an exemption from registration by MEDIWORX, under the Securities Act or any State Securities Laws, such that these Shares may later be sold, transferred or disposed of in any manner the Management of GEGP sees fit.

ARTICLE VI, ADDITIONAL AGREEMENTS.

Section 6.1. Action by Written Consent by Holders of Series A Preferred Stock. The Merger Agreement and the Exchange contemplated by this Agreement are the result of corporate actions authorized by the written consent of all of the holders of Series A Preferred Stock, as such actions are permitted by the Wyoming Business Corporation Act and the Articles of Incorporation of the Company.

ARTICLE VII, CONDITIONS TO SHARE EXCHANGE CLOSING.

Section 7.1. Conditions to Each Party's Obligation To Effect the Exchange. The respective obligations of the Parties hereunder to effect the Exchange shall be subject to the following condition:

(a) No Injunctions or Restraints; Illegality. No order, injunction, or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the Exchange shall be in effect.

Section 7.2. Conditions to the Obligations of MEDIWORX. The obligations of MEDIWORX hereunder to effect the Exchange shall be subject to the satisfaction, or waiver by MEDIWORX, of the following conditions:

No Injunctions or Restraints; Illegality. No order, injunction, or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal MEDIWORX's unrestricted and unlimited right to vote the Shares shall be in effect.

ARTICLE VIII, TERMINATION.

Section 8.1. Injunction; Illegality. This Agreement may be terminated at any time prior to the Share Exchange Closing by MEDIWORX if (a) an order, injunction or decree shall have been issued by any court or agency of competent jurisdiction and shall be non-appealable, or other law shall have been issued preventing or making illegal either (i) the completion of the Exchange or the other transactions contemplated by this Agreement, or (ii) MEDIWORX's unrestricted and unlimited right to vote the Shares or (b) the Merger Agreement terminates pursuant to its terms.

ARTICLE IX, MISCELLANEOUS.

Section 9.1. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or seven days after having been sent by certified mail, return receipt requested, postage prepaid, to the parties to this Agreement at the following address or to such other address either Party to this Agreement shall specify by notice to the other Party:

Section 9.2. Further Assurances. Each Party hereto shall do and perform or cause to be done and performed all further acts and shall execute and deliver all other agreements, certificates, instruments, and documents as any other Party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 9.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is duly executed and delivered by the Company and MEDIWORX. No failure or delay by any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.4. Fees and Expenses. Each Party hereto shall pay all of its own fees and expenses (including attorneys fees) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 9.5. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, provided that neither party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto.

Section 9.6. Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Wyoming applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The Parties hereto agree that any suit, action or proceeding brought by either Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Wyoming. Each of the Parties hereto submits to the jurisdiction of any such court in any suit, action, or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.7. Waiver Of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.8 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the Parties and/or their affiliates with respect to the subject matter of this Agreement.

Section 9.9. Effect of Headings. The article and section headings herein are for convenience only and shall not affect the construction hereof.

Section 9.10. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be deemed to be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms to the maximum extent permitted by law.

Section 9.11. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument. No provision of this Agreement shall confer upon any person other than the parties hereto any rights or remedies hereunder. Facsimile or electronic signatures are acceptable to the Parties.

Section 9.12. Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

This Agreement is dependent and contingent on the transfer of the SERIES A Preferred shares being transferred in accordance with the SERIES A TRANSFER AGREEMENT (the "SERIES A TRANSFER AGREEMENT"), between IceLounge, Inc the registered owners of all of the SERIES A shares, and the management of MEDIWORKX.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MEDIWORX, llc A Pennsylvania limited liability corporation

By: /s/ Mark Julian Its: Managing Member

Date: APRIL 23, 2023

GOLD ENTERTAINMENT GROUP, INC. A Wyoming corporation

By: /s/ Hamon Francis Fytton

Date: APRIL 23, 2023

Its: Chief Executive Officer and Director

EXHIBIT A - Closing and Expenses

A. GEGP, including its acquisitions and subsidiaries, shall be responsible for the State filing fees, amendments and business licenses for their respective companies.

B. Application and annual listing fees for a Listed Securities Exchange (the "EXCHANGE") will be paid by GEGP.

C. Both GEGP, including its acquisitions and subsidiaries, and MEDIWORX shall be responsible for their accounting and legal fees for their respective companies.

D. GEGP, including its acquisitions and subsidiaries, shall be responsible for their PCAOB Audit Fees for their respective companies.

E. GEGP, shall be responsible for the Transfer Agent fees following the closing.

F. Both GEGP , including its acquisitions and subsidiaries, and MEDIWORX shall be responsible for any miscellaneous fees for their respective companies.

G. To become effective as of April 30th, 2023, being the current quarterly end for GEGP.